                                                                    EXHIBIT 4.9



        THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.


                             STOCK PURCHASE WARRANT
                     To Purchase Shares of Common Stock of
                             QUADRAMED CORPORATION


        THIS CERTIFIES that, for value received, James D. Durham (the "Executive"), is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from QuadraMed Corporation, a California corporation (the "Company"), up to 8,890,000 shares of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to $0.15, subject to adjustment as set forth herein (the "Common Price"), the fair market value of one share of the Company's Common Stock on the date of this Warrant as determined by the Company's Board of Directors.

        1. Exercisability of this Warrant. Provided Executive is performing services for the Company in the capacity of an employee, consultant or director at September 26, 2000, this Warrant will thereupon become exercisable for all of the underlying shares of Common Stock and may be exercised in whole or in part at any time after September 26, 2000 and before the close of business on September 26, 2001 after which time this Warrant shall terminate and shall be void and of no further force or effect.

                This Warrant will become exercisable in full before September 26, 2000 upon the following events (each a "Full Acceleration Event"), provided that Executive is performing services for the Company in the capacity of an employee, consultant or director at the time of such event:




                                       1.

        A.      Sale of Assets.

                (i) Sale of all or substantially all of the Company's assets for cash at or above the "Minimum Value" (as determined below) on or before June 30, 2000; or

                (ii) Not more than eighteen months after the sale of all or substantially all of the Company's assets for stock at or above the "Minimum Value," provided (1) the stock is publicly traded and has a market value of public float prior to such sale of at least $100 million, (2) the "lockup" period, if any, limiting sales by officers, directors and principal shareholders has expired, (3) at the time the lockup period has expired the valuation for the Company is at or above the "Minimum Value," and (4) such event occurs on or before June 30, 2000.

        B.      Sale of Stock.

                (i) Sale of 80% or more of the outstanding capital stock of the Company for cash at or above the "Minimum Value" on or before June 30, 2000; or

                (ii) Not more than eighteen months after the sale of 80% or more of the outstanding capital stock of the Company for stock at or above the "Minimum Value," provided (1) the stock is publicly traded and has a market value of public float prior to such sale of at least $100 million, (2) the "lockup" period, if any, limiting sales by officers, directors and principal shareholders has expired, (3) at the time the lockup period has expired the valuation for the Company is at or above the "Minimum Value," and (4) such event occurs on or before June 30, 2000.

        C. Merger. Merger of the Company on or before June 30, 2000 with a corporation, which has a publicly traded security with a market value or public float prior to the merger of at least $100 million, at a valuation for the Company at or above the "Minimum Value."

        D. Public Offering. Not less than six nor more than eighteen months after the completion of an initial public offering of the Company's securities with net proceeds to the Company of not less than $15 million; provided (1) the "lockup" period limiting sales by officers, directors and principal shareholders in such offering has expired; (2) at the time the lockup period has expired the valuation for the Company is at or above the "Minimum Value" and (3) such lockup period expires on or before June 30, 2000.

        As used herein, "Minimum Value" shall mean a value for the Company such that the value for each share of Common Stock outstanding on the date of issuance of this Warrant (based on the number of shares then outstanding, on a fully-diluted basis,


                                       2




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including those that would be outstanding upon full exercise of the Warrant)
equals or exceeds the levels set forth below. If the Minimum Value is not met, but would be met if this Warrant were reduced to a lesser number of shares, then the number of shares for which this Warrant shall become exercisable at the time of the Full Acceleration Event shall be reduced to such number of shares as will permit the Minimum Value to be met. However, any shares for which this Warrant does not become so exercisable at the time of the Full Acceleration Event shall remain subject to this Warrant and shall become exercisable in accordance with the other provisions of this Warrant.

                             Quarter         Share
                             Ended           Price
                             -------         -----
                             Sep 95          $0.96
                             Dec 95          $0.96
                             Mar 96          $0.96
                             Jun 96          $0.96
                             Sep 96          $0.96
                             Dec 96          $0.96
                             Mar 97          $0.96
                             Jun 97          $1.09
                             Sep 97          $1.24
                             Dec 97          $1.42
                             Mar 98          $1.59
                             Jun 98          $1.82
                             Sep 98          $1.92
                             Dec 98          $1.92
                             Mar 99          $1.92
                             Jun 99          $1.92
                             Sep 99          $2.01
                             Dec 99          $2.11
                             Mar 00          $2.20

        In the event the Minimum Value is to be determined at a time when the Company's Common Stock is traded on an exchange or is quoted on the Nasdaq National Market, the determination shall be made on the basis of the average closing sales price for the 20 business days preceding the applicable quarter ended period. If the Company's Common Stock is not traded on an exchange or on the Nasdaq National Market, but is traded in the over-the-counter market, the determination shall be made on the basis of the average closing bid and ask prices for the 20 business days preceding the applicable quarter ended period.

        E. The Board of Directors of the Company shall have complete discretion, exercisable at any time while this Warrant remains outstanding, to accelerate the exercisability of this Warrant in full or in part.

                                       3.
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        2.      Procedures to Exercise Warrant.  The purchase rights
represented by this Warrant are exercisable by the registered holder hereof by the surrender of this Warrant and the Subscription Form annexed hereto duly executed at the office of the Company in Larkspur, California (or other such office or agency of the Company as it may designate by notice in writing to the registered holder hereof at the address of such holder appearing on the books of the Company), and upon payment of the purchase price of the shares thereby purchased (by cash or by check or bank draft payable to the order of the Company or by cancellation of indebtedness of the Company to the holder hereof, if any, at the time of exercise in an amount equal to the purchase price of the shares thereby purchased) whereupon the holder of this Warrant shall be entitled to receive a certificate for the number of shares of Common Stock so purchased. The Warrant may also be exercised in whole or in part through a special sale and remittance procedure pursuant to which the Executive shall concurrently provide irrevocable written instructions (a) to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise and (b) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale. The Company agrees that if at the time of the surrender of this Warrant and purchase the holder hereof shall be entitled to exercise this Warrant, the shares so purchased shall be and be deemed to be issued to such holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been exercised as aforesaid. Certificates for shares purchased hereunder shall be delivered to or on behalf of the holder hereof within a reasonable time after the date on which this Warrant shall have been exercised as aforesaid. The Company covenants that all shares of Common Stock which may be issued upon the exercise of rights represented by this Warrant will, upon exercise of the rights represented by this Warrant, be fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

        3. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon the exercise of this Warrant, an amount equal to such fraction multiplied by the then current price at which each share may be purchased hereunder shall be paid in cash to the holder of this Warrant.


                                       4.

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        4.      Charges, Taxes and Expenses.  Issuance of certificates for shares of Common Stock upon the exercise of this Warrant shall be made without charge to the holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the holder of this Warrant or in such name or names as may be directed by the holder of this Warrant; provided, however, that in the event certificates for shares of Common Stock are to be issued in a name other than the name of the holder of this Warrant, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the holder hereof; and provided, further, that upon any transfer involved in the issuance or delivery of any certificates for shares of Common Stock, the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

        5. No Rights as Shareholder. This Warrant does not entitle the holder hereof to any voting rights or other rights as a shareholder of the Company prior to the exercise thereof.

        6. Exchange and Registry of Warrants. This Warrant is exchangeable, upon the surrender hereof by the registered holder at the above-mentioned office or agency of the Company, for a new Warrant of like tenor and dated as of such exchange. The Company shall maintain at the above-mentioned office or agency a registry showing the name and address of the registered holder of this warrant. This Warrant may be surrendered for exchange, transfer or exercise, in accordance with its terms, at such office or agency of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

        7. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

        8. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.


                                       5.

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        9.      Adjustment to Number and Type of Securities and Authorized
                Shares.

                (a) Adjustment. If the Company at any time shall, by subdivision, combination or reclassification of securities or otherwise, change any of the securities to which purchase rights under this Warrant exist into the same or a different number of securities of any class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such subdivision, combination, reclassification or other change. If shares of the Company's Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, the purchase price under this Warrant shall be proportionately reduced in the case of subdivision of shares or proportionately increased in the case of combination of shares, in both cases by the ratio which the total number of shares of Common Stock to be outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

                (b) Mergers, Consolidations or Sale of Assets. If at any time there shall be a capital reorganization of the Common Stock (other than a combination, reclassification, exchange or subdivision otherwise provided for herein), or a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation, or the sale of the Company's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation or sale, lawful provision shall be made so that the Executive shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified in this Warrant and upon payment of the purchase price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation or sale, to which a holder of the Company's Common Stock would have been entitled under the provisions of the agreement in such reorganization, merger, consolidation or sale if this Warrant had been exercised immediately before that reorganization, merger, consolidation or sale. In any such case, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Executive after the reorganization, merger, consolidation or sale to the end that the provisions of this Warrant (including adjustment of the purchase price then in effect and the number of shares issuable hereunder) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.
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                (c)  Cash Distributions.  No adjustment on account of cash dividends or interest on the Company's Common Stock or other securities purchasable hereunder will be made to the purchase price under this Warrant.

                (d) Authorized Shares. The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of the Company's Common Stock upon the exercise of purchase rights under this Warrant.

        10.     Miscellaneous.

                (a) Issue Date. The provisions of this Warrant shall be construed and shall be given effect in all respects as if it had been issued and delivered by the Company on the date hereof. This Warrant shall be binding upon any successors or assigns of the Company. This Warrant shall constitute a contract under the laws of the State of California and for all purposes shall be construed in accordance with and governed by the laws of said state.

                (b) Restrictions; Registration. The holder hereof acknowledges that the Common Stock acquired upon the exercise of this Warrant may have restrictions upon its resale imposed by state and federal securities laws. The Company acknowledges that this Warrant has been issued to Executive in consideration of services provided and to be provided to the Company, and that absent registration of the Common Stock issuable hereunder under the Securities Act of 1933, upon exercise Executive will be unable to sell such Common Stock into the public market. Accordingly, the Company agrees to include such Common Stock in a registration statement on Form S-8 (or similar successor form) promptly following the completion of an initial public offering of the Company's Common Stock and to keep such registration statement effective until the earlier of (i) the termination of the Warrant or (ii) 90 days following the exercise of the Warrant for all of the shares issuable hereunder.

                (c) Non-Assignment. This Warrant and any rights hereunder are not transferable by the Executive, other than a transfer by will or the laws of intestate succession following the Executive's death, and the transferee shall have all the rights of the Executive to exercise this Warrant in accordance with its terms.

                                       7.
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        IN WITNESS WHEREOF, QuadraMed Corporation has caused this Warrant to be executed by its officer thereunto duly authorized.


Dated:  September 27, 1995


                                        QUADRAMED CORPORATION


                                        By /s/ JOHN V. CRACCHIOLO
                                           -----------------------------------
                                           John V. Cracchiolo

                                        Title: Executive V.P. & CFO, Secretary
                                               -------------------------------

                                       8.
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                               NOTICE OF EXERCISE


To: _________________________________

     (1) The undersigned hereby elects to purchase shares of Common Stock of QuadraMed Corporation pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price in full, together with all applicable transfer taxes, if any.

     (2) Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:



                              ___________________
                                     (Name)



                              ___________________
                                   (Address)


______________________________          _______________________________________
            (Date)                                      (Signature)

                                       9.

                           Amendment No. 1 To Warrant
                       To Purchase Shares of Common Stock
                            of QuadraMed Corporation

                         Effective as of July 10, 1997


        The warrant to purchase up to 355,600 shares (on a post-split basis) of the Common Stock of QuadraMed Corporation (the "Company") at an exercise price of $3.75 per share issued to James D. Durham ("Executive") and dated as of September 27, 1995 (the "Warrant") is hereby amended, effective as of the 10th day of July, 1997, as follows:

1. Paragraph 1 is hereby amended by the addition of a new subparagraph F, which shall read in its entirety as follows:

        F. This Warrant will become exercisable to the extent provided in the following table before September 26, 2000 upon the following events (each a "Partial Acceleration Event"), provided that Executive is performing services for the Company in the capacity of an employee, consultant or director at the time of such event:

                Case I Applicable
                Measurement Date        Target Price         Partial Vesting %
                -----------------       ------------         -----------------
                   June 30, 97             $12.50                   10%


                Case II Applicable
                Measurement Date        Target Price         Partial Vesting %
                ------------------      ------------         -----------------
                   June 30, 97             $14.50                   15%*
                   Sept 30, 97             $15.50                   15%*
                   Dec  31, 97             $16.50                   15%*

                * Case II partial vesting amounts are incremental with respect to Case I partial vesting amounts, but not with respect to other Case II partial vesting amounts. As a result, partial vesting cannot exceed 25% in the aggregate.

        For purposes of this subparagraph F, the Partial Acceleration Event shall be achieved if during the 6 month period following the Case I Applicable Measurement Date or during the 3 month period following a Case II Applicable Measurement Date the closing sales price of the Company's Common Stock on any exchange or the Nasdaq National Market meets or exceeds the Target Price for any 20 consecutive trading days. The achievement of any Partial Acceleration Event shall not affect the ability of Executive to achieve full acceleration by achieving a Full Acceleration Event.

2. All capitalized terms used in this Amendment shall have the meanings assigned to them in the Warrant, unless otherwise defined herein. To the extent that there is a conflict between the provisions of the Warrant and the provisions of this Amendment, the provisions of this Amendment shall control.

3. Except as modified by this Amendment, the terms and provisions of the Warrant shall continue in full force and effect.
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IN WITNESS WHEREOF, QuadraMed Corporation has caused this Amendment to be executed on its behalf by its duly authorized officer as of the 10th day of July, 1997.



QUADRAMED CORPORATION



By:       /s/ John V. Cracchiolo
        -------------------------------------
              John V. Cracchiolo
Title:  Executive Vice President,
        Chief Financial Officer and Secretary